ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

At a Special Meeting of the security holders of John Hancock Trust (the “Trust”) held October 19, 2009, shareholders of each of five series or funds of JHT - the Emerging Small Company Trust, Global Allocation Trust, Global Real Estate Trust, International Small Cap Trust and Mid Cap Intersection Trust (each, an "Acquired Fund"), were asked to consider and approve a proposed Agreement and Plan of Reorganization (the "Plan") providing for the combination of the Acquired Fund into the corresponding JHT fund listed below:

Aquired Funds	Corresponding Aquiring Funds
Emerging Small Company Trust	Smaller Company Growth
Trust
Global Allocation Trust	Lifestyle Balanced Trust
Global Real Estate Trust	Real Estate Securities Trust
International Small Cap Trust	International Small Company
Trust
Mid Cap Intersection Trust	Mid Cap Index Trust

To approve an Agreement and Plan of Reorganization providing for the combination of the Emerging Small Company Trust into the Smaller Company Growth Trust.

For	5,999,800.992
Against	280,551.177
Abstain	609,511.175

To approve an Agreement and Plan of Reorganization providing for the combination of the Global Allocation Trust into the Lifestyle Balanced Trust.

For	23,223,771.692
Against	906,571.125
Abstain	1,642,624.202

To approve an Agreement and Plan of Reorganization providing for the combination of the Global Real Estate Trust into the Real Estate Securities Trust.

For	2,236,481.909
Against	0
Abstain	421,322.491

To approve an Agreement and Plan of Reorganization providing for the combination of the International Small Cap Trust into the International Small Company Trust.

For	11,754,771.138
Against	554,688.545
Abstain	938,627.150

To approve an Agreement and Plan of Reorganization providing for the combination of the Mid Cap Intersection Trust into the Mid Cap Index Trust.

For	1,740,601.022
Against	30,295.364
Abstain	160,536.193